Exhibit 10.14

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call/Coll	Account	Officer	Initials
$1,500,000.00	03-31-2009	03-31-2010	1525548	4A/03		***
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.  Any item above containing “***” has been omitted due to text length limitations.

Borrower:	MEDPRO SAFETY PRODUCTS, INC.	Lender:	TRADITIONAL BANK, INC.
	817 WINCHESTER ROAD STE 200		PALOMAR BANKING CENTER
	LEXINGTON, KY 40505		3720 Palomar Centre Drive
Lexington, KY 40513

Principal Amount:	$1,500,000.00	Date of Note: March 31, 2009

PROMISE TO PAY.  MEDPRO SAFETY PRODUCTS, INC. (“Borrower”) promises to pay to TRADITIONAL BANK, INC. (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million Five Hundred Thousand & 00/100 Dollars ($1,500,000.00), together, with interest on the unpaid prinicipal balance from March 31, 2009, calculated as described in the “INTEREST CALCULATION METHOD” paragraph using an interest rate of 3.650% per annum based on a year of 360 days, until paid in full.  The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT. Borrower will pay this loan in one prinicipal payment of $1,500,000.00 plus interest on March 31, 2010.  This payment due on March 31, 2010, will be for all principal and all accrued interest not yet paid.  In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning April 30, 2009, with all subsequent interest payments to be due on the last day of each month after that.  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/36-0 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

PREPAYMENT PENALTY.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.  Upon prepayment of this Note, Lender is entitled to the following prepayment penalty.  This loan contains no prepayment provisions.  Except for the foregoing.  Borrower may pay all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due.  Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to TRADITIONAL BANK, INC.:  PALOMAR BANKING CENTER: 3720 Palomar Centre Drive; Lexington, KY 40513.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged $100.00.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by 3.000 percentage points.  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT.  Each of the following shall constitute an even of default (“Event of Default”) under this Note:

Payment Default.  Borrower fails to make any payment when due under this Note.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties.  Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency.  The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve of bond for the dispute.

Events Affecting Guarantor.  Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change in Ownership.  Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES:  EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Kentucky without regard to its conflicts of law provisions.  This Note has been accepted by Lender in the Commonwealth of Kentucky.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Fayette County, Commonwealth of Kentucky.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves the right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

FINAL PAYMENT PROVISION.  This loan is payable in full at maturity.  You must repay the entire principal balance of the loan and unpaid interest then due.  The Lender is under no obligation to refinance the loan at that time.  You will, therefore, be required to make payment out of other assets that you may own, or you will have to find a lender, which may be the Lender you have this loan with, willing to lend you the money.  If you refinance this loan at maturity, you may have to pay some closing costs normally associated with a new loan.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.